Orion Achieves Positive Operating Income and Continued Growth in Revenue and Profitability in Q3 2026;

Reiterates Increase in FY 2026 Expectation and Establishment of FY 2027 Outlook

Manitowoc, WI – February 5, 2026 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging stations and maintenance services solutions, today reported results for its fiscal 2026 third quarter (Q3’26) ended December 31, 2025.

Orion’s Q3’26 revenue was $21.1M vs. $19.6M in Q3’25, while Q3’26 Gross Profit Percentage was 30.9% vs. 29.4% in Q3’25. The Company achieved positive operating income in Q3’26 and adjusted EBITDA of 3.6% — marking its fifth consecutive quarter of positive adjusted EBITDA — compared to an operating loss of $1.2 million and positive adjusted EBITDA of 0.2% in Q3’25.

Additionally, Orion reiterated its January 20 announcement of its increase in the Company’s FY 2026 revenue outlook to a range of between $84 million and $86 million — up from its previous outlook of approximately $84 million. The Company also reiterated its establishment of FY 2027 outlook of $95 million - $97 million of revenue and positive adjusted EBITDA for the full year.

Orion is scheduled to discuss these results in an investor call today at 10:00 a.m. ET (details below).

Webcast and Call Details

Date / Time: Thursday, February 5th at 10:00 a.m. ET

Live Call Registration: https://register-conf.media-server.com/register/BI63bbb3933201416d81cb80366383d9a3

Live call participants must pre-register using the URL above to receive the dial-in information. Anyone can re-register if they lose the dial-in or PIN #.

Webcast & Replay: https://edge.media-server.com/mmc/p/aufdmr86

Q3 Financial Performance

Q3 Financial Summary				Prior Three Quarters
$ in millions except per share figures	Q3’26	Q3’25	Change	Q2'26	Q1’26	Q4'25
LED Lighting Revenue	$12.1	$13.2	-8%	$10.7	$12.9	$10.9
EV Charging Revenue	$4.7	$2.4	96%	$4.8	$2.7	$5.8
Maintenance Revenue	$4.4	$3.9	13%	$4.5	$4.0	$4.1
Total Revenue	$21.1	$19.6	+$1.5	$19.9	$19.6	$20.9
Gross Profit	$6.5	$5.8	+$0.7	$6.2	$5.9	$5.7
Gross Profit %	30.9%	29.4%	+150 bps	31.0%	30.1%	27.5%
Net Income (Loss) (1)(2)	$0.2	$(1.5)	+$1.7	$(0.6)	$(1.2)	$(2.9)
Net Income (Loss) per share (1)(2)	$0.04	$(0.46)	+$0.50	$(0.17)	$(0.37)	$(0.88)
Adjusted EBITDA (3)	$0.8	$0.0	+$0.8	$0.5	$0.2	$0.2
(1)
Voltrek earnout expenses were $0.3M in Q1'25, $0.6M in Q2’25, $0.5M in Q3’25 and $0.5M in Q4’25 and $0.0M in Q1’26, Q2'26, and Q3'26.
(2)
Q1’25 and Q2’25 also included $0.4M and $0.3M, respectively, of maintenance division restructuring costs. Q1’26 had $0.6M of executive sign-on bonus and severance expenses.

(3) Adjusted EBITDA reconciliation provided below.

Commentary from CEO Sally Washlow

“I am delighted to report my second full quarter as CEO of Orion, and it’s especially gratifying to report this particular quarter.

“Our announcement a couple of weeks ago — increasing our growth and profitability outlook for FY 2026 and setting up-and-to-the-right expectations for FY 2027 — was a significant milestone for this company. It was a quantitative illustration that the disciplined right-sizing and intensified focus on profitable growth in our current fiscal year is already showing results in this same fiscal year.

“The hallmarks of Q3 were continued improvements in growth, profitability and market expansion. We expect this trend to continue in Q4 — and in the forthcoming fiscal year.

“Q3 featured numerous customer wins, engagement extensions and project expansions, including:

“We were awarded a $14M-$15M contract for exterior lighting by our largest customer. This award was on the heels of the three-year renewal earlier in the quarter of Orion as the maintenance provider by this Fortune 100 enterprise customer. The value of the contract is estimated to be between $42 million and $45 million. The partnership involves the maintenance of LED lighting systems at approximately 2,050 locations nationwide. The additional work was earned by Orion’s multi-year success in organizing, managing and communicating large-scale projects involving multiple vendors across the United States. . Orion’s proactive maintenance program and prompt response to maintenance requests has ensured minimal disruptions to store operations and provides a seamless lighting experience for this major retailer’s customers. The three-year renewal takes effect in March of 2026, upon expiration of Orion’s existing three-year engagement with this retail giant. Orion expects to be assigned more work by the customer on a frequent basis.

“This large customer wasn’t the only one awarding us multi-million-dollar/multi-year engagements in Q3. Our October 28 news release announced $4.7M in Lighting engagements including a multi-year initiative with another industry leader. One engagement marks the start of a multi-year upgrade and new-construction effort by the enterprise customer for numerous facilities in the United States.

— The EV Charging segment experienced strong performance in Q3, buoyed by fleet installations.

— In Maintenance, the large retailer’s $42M-$45M multi-year preventative-maintenance renewal demonstrated how critical ongoing managed services are to a close, continuous and expanding relationship with our enterprise customers. Its recurring revenue also continuously strengthens a predictive attribute for Orion’s business as a whole.

“In Operations, we continued to maintain Gross Margin of about 31% as we logged positive adjusted EBITDA for the fifth quarter in a row.

“As we pointed out in our previous earnings announcement, there are tailwinds in all of our addressable markets. And we are demonstrating that we are not just riding those tailwinds. We are beginning to generate them.”

Financial Results

Orion reported Q3’26 revenue of $21.1M compared to $19.6M in Q3’25, based on the following segment performance:

•
LED lighting revenue decreased approximately 8% to $12.1M compared to $13.2M in Q3’25, reflecting decreased sales activity in the ESCO channel and turnkey business partially offset by growth in the distribution channel. Orion’s expanded project pipeline as well as efforts to drive growth in all of its lighting channels are expected to contribute to higher FY’26 LED lighting revenue compared to FY’25
•
Maintenance services revenue increased 13% to $4.4M in Q3’26 from $3.9M in Q3’25, reflecting the benefit of new customer contracts as well as the expansion of certain existing customer relationships.
•
EV charging solutions revenue was $4.7M compared to $2.4M in Q3’25, reflecting the variability in timing of larger projects.
•
Orion’s Q3’26 gross profit percentage was 30.9% versus 29.4% in Q3’25 primarily due to pricing and cost improvements across all three segments.

Total operating expenses declined to $6.1M in Q3’26 from $7.0M in Q3’25, reflecting ongoing efforts to reduce infrastructure and personnel expenses.

Primarily reflecting stronger gross margin and lower operating expenses, Orion’s Q3’26 net income improved to $0.2M, or $0.04 per share, versus a net loss of ($1.5M), or ($0.46) per share, in Q3’25. Orion’s adjusted EBITDA improved significantly to $0.8M in Q3’26 compared to $0.0M in Q3’25, reflecting the benefit of the company’s financial discipline.

Balance Sheet and Cash Flow

Orion has generated $0.4M of cash from operating activities through Q3’26 vs. $1.3M in FY’25 principally due to significantly improved bottom line results in the current period, offset by working capital changes. Orion has also paid down $1.3M on its revolving credit facility in FY’26, bringing outstanding borrowings on its revolving credit facility to $5.75M.

Orion ended the quarter with current assets of $32.8M, including $4.7M of cash, $13.2M of accounts receivable, $3.6M of revenue earned but not billed, and $9.9M of inventories. Net of current liabilities, working capital was $8.6M at December 31, 2025, vs. $8.0M at September 30, 2025. Orion’s financial liquidity was $11.8M as compared to $13.0M at year-end FY’25.

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, electrical vehicle (EV) charging solutions, and maintenance services. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe, and sustainable solutions that reduce their carbon footprint and enhance business performance.

Orion is committed to operating responsibly throughout all areas of our organization. Learn more about our sustainability and governance priorities, goals and progress here, or visit our website at www.orionlighting.com.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA (EBITDA adjusted for stock-based compensation, acquisition related costs, deferred financing costs, restructuring and severance costs, asset impairment and, earnout expenses). The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period, and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate the performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA Reconciliation” following the Unaudited Condensed Consolidated Statements of Cash Flows included in this press release.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future outlook, plans, expectations, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our existing liquidity and capital resources may not be sufficient to allow us to fund or sustain our working capital requirements or pay our contractual or debt obligations; (ii) our payment of our remaining Voltrek acquisition earnout obligations may involve either payments in cash or our issuance of our common stock, which could materially affect our liquidity and/or result in significant dilution to our shareholders; (iii) the amount of our remaining Voltrek acquisition earnout is subject to resolution by an independent accounting firm, and such finally determined earnout amount may exceed our current accrued liability for such earnout amount and could materially affect our liquidity; (iv) we may need to raise additional equity capital or subordinated or convertible debt to provide us with additional liquidity and capital resources to help fund our operations, pay our senior debt obligations and pay our remaining Voltrek earnout obligations; (v) over the past several years, we have incurred substantial net losses and negative cash flow, and if these trends continue, our liquidity and financial condition will be further materially adversely affected; (vi) we are experiencing ongoing increasing pressures to reduce the selling price of our lighting products and incur the related negative impact on our gross margins, driven largely by the ongoing increase in competition from foreign competitors; (vii) if we are unable to comply with NASDAQ’s minimum bid price requirement, including by effecting a reverse stock split, prior to September 15, 2025, our common stock may be delisted from NASDAQ; (viii) a reverse stock split may result in decreased trading volume and liquidity for our shares; (ix) our ability to achieve our budgeted fiscal 2026 revenue expectations, and related public fiscal 2026 revenue guidance, will have a significant impact on our cash flow and stock price and ability to fund our operations and satisfy our debt obligations; (x) government tariffs and other actions have adversely affected, and may continue to adversely affect, our business, resulting in increased costs and reduced gross margins; (xi) the reduction or elimination of incentives from the United States government for investments in electric vehicle (“EV”) charging infrastructure may reduce demand for public EV charging products, in addition to reducing overall demand for EVs; (xii) we do not have major sources of recurring revenue, and we depend upon a limited number of customers in any given period to generate a substantial portion of our revenue. The reduction of revenue from our most significant customer over the past several fiscal years has had, and the potential future loss of other significant customers or a major customer would likely have, a materially adverse effect on our results of operations, financial condition and cash flows; (xiii) the reduction or elimination of investments in, or incentives to adopt, light emitting diode (“LED”) lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies, including due to federal funding restrictions in the United States, could cause the demand for our lighting products to slow; (xiv) we are currently implementing a new ERP system, which will involve substantial cost and potential disruption to our normal operations, and our inability to successfully manage the implementation of our new ERP system could adversely affect our ability to operate our business and otherwise negatively affect our financial reporting and the effectiveness of our internal control over financial reporting; (xv) a substantial portion of our revenues is derived from major project-based retrofit work that is awarded through a competitive bid process. It is generally difficult to predict the timing of projects that will be awarded, which can impact our ability to achieve our expected financial results; (xvi) our continued emphasis on indirect distribution channels to sell our products and services to supplement our direct distribution channels has had limited success to date; (xvii) goodwill and other intangibles acquired through acquisitions could be impacted by our continued net losses and low levels of liquidity, thus resulting in a potential valuation impairment; (xviii) our products use components and raw materials that may be subject to price fluctuations, shortages or interruptions of supply, particularly resulting from tariffs and other trade restrictions; (xix) we increasingly rely on third-party manufacturers for the manufacture and development of our products and product components; (xx) we are subject to the risk of a cybersecurity breach; (xxi) macroeconomic pressures in the markets in which we operate may adversely affect our financial results; (xxii) adverse conditions in the global economy have negatively impacted, and could in the future negatively impact, our customers, suppliers and business; (xxiii) the success of our LED lighting retrofit solutions depends, in part, on our ability to claim market share away from our competitors; and (xxiv) the other risks described in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com in the Investor Relations section of our website.

Engage with Us

X: @OrionLighting and @OrionLightingIR

StockTwits: @OESX_IR

Investor Relations Contacts
Per Brodin, CFO	Robert Ferri
Orion Energy Systems, Inc.	Robert Ferri Partners
pbrodin@oesx.com	(415) 575-1589 or ir@oesx.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Product revenue	$14,639	$14,308	$40,964	$39,442
Service revenue	6,450	5,276	19,619	19,409
Total revenue	21,089	19,584	60,583	58,851
Cost of product revenue	9,780	9,347	27,379	26,809
Cost of service revenue	4,802	4,483	14,619	17,541
Total cost of revenue	14,582	13,830	41,998	44,350
Gross profit	6,507	5,754	18,585	14,501
Operating expenses:
General and administrative	3,385	3,857	11,487	12,970
Sales and marketing	2,499	2,859	7,291	8,644
Research and development	237	287	676	840
Total operating expenses	6,121	7,003	19,454	22,454
Income (loss) from operations	386	(1,249)	(869)	(7,953)
Other income (expense):
Interest expense	(203)	(255)	(652)	(800)
Amortization of debt issue costs	(51)	(49)	(152)	(155)
Royalty income	46	45	49	61
Interest income	—	1	—	1
Total other expense	(208)	(258)	(755)	(893)
Income (loss) before income tax	178	(1,507)	(1,624)	(8,846)
Income tax expense	18	1	41	44
Net income (loss)	$160	$(1,508)	$(1,665)	$(8,890)
Basic net income (loss) per share	$0.05	$(0.46)	$(0.48)	$(2.71)
Weighted-average common shares outstanding	3,540,765	3,292,332	3,457,481	3,278,711
Diluted net income (loss) per share	$0.04	$(0.46)	$(0.48)	$(2.71)
Weighted-average common shares and share equivalents outstanding	3,637,008	3,292,332	3,457,481	3,278,711

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2025	March 31, 2025
Assets
Cash and cash equivalents	$4,721	$5,972
Accounts receivable, net	13,249	12,845
Revenue earned but not billed	3,611	3,350
Inventories, net	9,866	11,392
Prepaid expenses and other current assets	1,356	1,939
Total current assets	32,803	35,498
Property and equipment, net	7,367	8,026
Goodwill	1,484	1,484
Other intangible assets, net	2,770	3,379
Other long-term assets	3,827	4,076
Total assets	$48,251	$52,463
Liabilities and Shareholders’ Equity
Accounts payable	$14,522	$13,272
Accrued expenses and other	8,717	12,728
Deferred revenue, current	190	491
Current maturities of long-term debt	803	353
Total current liabilities	24,232	26,844
Revolving credit facility	5,750	7,000
Long-term debt, less current maturities	3,291	2,971
Deferred revenue, long-term	281	337
Other long-term liabilities	2,858	3,427
Total liabilities	36,412	40,579
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at December 31, 2025 and March 31, 2025; no shares issued and outstanding at December 31, 2025 and March 31, 2025	—	—
Common stock, no par value: Shares authorized: 20,000,000 at December 31, 2025 and March 31, 2025; shares issued: 4,314,582 at December 31, 2025 and 4,247,023 at March 31, 2025; shares outstanding: 3,552,077 at December 31, 2025 and 3,298,389 at March 31, 2025	—	—
Additional paid-in capital	163,345	163,025
Treasury stock, common shares: 762,505 at December 31, 2025 and 948,634 at March 31, 2025	(34,948)	(36,248)
Accumulated deficit	(116,558)	(114,893)
Total shareholders’ equity	11,839	11,884
Total liabilities and shareholders’ equity	$48,251	$52,463

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended December 31,
	2025	2024
Operating activities
Net loss	$(1,665)	$(8,890)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	714	959
Amortization of intangible assets	612	754
Stock-based compensation	320	822
Amortization of debt issue costs	152	155
Gain on sale of property and equipment	—	91
Provision for inventory reserves	339	115
Provision for credit losses	45	65
Other	2	197
Changes in operating assets and liabilities:
Accounts receivable	(449)	1,723
Revenue earned but not billed	(261)	2,353
Inventories	1,187	4,462
Prepaid expenses and other assets	681	1,792
Accounts payable	1,253	(4,938)
Accrued expenses and other	(2,165)	1,668
Deferred revenue, current and long-term	(358)	(30)
Net cash provided by operating activities	407	1,298
Investing activities
Purchases of property and equipment	(58)	(48)
Additions to patents and licenses	(3)	(7)
Proceeds from sale of property and equipment	—	189
Net cash (used in) provided by investing activities	(61)	134
Financing activities
Payment of debt	(264)	(116)
Proceeds from debt	—	3,525
Proceeds from revolving credit facility	1,250	—
Payments of revolving credit facility	(2,500)	(2,500)
Issuance of treasury stock	300	—
Costs incurred related to issuance of subordinated debt	(383)	—
Proceeds from employee equity exercises	—	1
Net cash (used in) provided by financing activities	(1,597)	910
Net (decrease) increase in cash and cash equivalents	(1,251)	2,342
Cash and cash equivalents at beginning of period	5,972	5,155
Cash and cash equivalents at end of period	$4,721	$7,497
Supplemental cash flow information:
Cash paid for interest	$639	$772
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock to Final Frontier, LLC as partial payment of earnout obligation	$1,000	$—
Issuance of subordinated debt for earnout obligation	$1,388	$—

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA RECONCILIATION

(in thousands)

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net income (loss)	$160	$(581)	$(1,244)	$(2,912)	$(1,508)
Interest	203	280	169	220	254
Taxes	18	10	13	(1)	1
Depreciation	206	263	244	385	278
Amortization of intangible assets	126	247	240	315	259
Amortization of debt issue costs	51	50	51	51	49
EBITDA	764	269	(527)	(1,942)	(667)
Stock-based compensation	(3)	157	166	335	180
Deferred cost write-off for ATM	—	—	—	385	—
Sign-on bonus	—	—	500	—	—
Restructuring costs	—	—	—	—	20
Severance	—	25	66	948	20
Impairment on assets	—	—	—	20	—
Earnout expenses	—	—	—	480	479
Adjusted EBITDA	761	451	205	226	32